BlackRock Municipal Bond Trust

FILE #811-21036

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/5/2008	California State	1,750,000,000	500,000

Siebert Brandford Shank & Co., LLC, E.J. De La Rosa & Co., Inc, Stone & Youngberg, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Butler Wick & Co., Inc., Cabrera Capital Markets, LLC, Citi, City National Securities, Inc., DEPFA First Albany Securities LLC, Fidelity Capital Markets Services, First Southwest Company, Goldman, Sachs & Co., Great Pacific Securities, Jackson Securities, JPMorgan, Lehman Brothers, Loop Capital Markets, LLC, Merrill Lynch & Co., Morgan Keegan and Co., Inc., M.R. Beal & Company, Prager, Sealy & Company LLC, RBC Capital Markets, Ramirez & Co., Inc., Rice Financial Products Company, SL Hare Capital, Inc., Southwest Securities Inc., Toussaint Capital Partners, LLC, UBS Securities LLC, Wedbush Morgan Securities, Wells Fargo Institutional Securities, LLC

3/7/2008	PUERTO RICO COMWLTH AQUEDUCT & SWR	1,316,204,456	1,200,000

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc, Banc of America Securities LLC, BBVAPR MSD, DEPFA First Albany Securities LLP, Eurobank MSD, Goldman, Sachs & Co., JP Morgan, Lehman Brothers, Loop Capital Markets, Merrill Lynch & Co., Oppenheimer & Co. Inc., Oriental Financial Services, Popular Securities, RBC Capital Markets, Samuel Ramirez & Co., Santander Securities, Scotia Capital, UBS Investment Bank, Wachovia Capital Markets, LLC